	Exhibit 99.1

FORM 10-Q DISCLOSURE

TABLE OF CONTENTS

PART I	FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS	2
ITEM 2.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	24
ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK	37
ITEM 4.	CONTROLS AND PROCEDURES	37

PART II	OTHER INFORMATION

ITEM 1.	LEGAL PROCEEDINGS	37
ITEM 1A.	RISK FACTORS	37
ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS	37
ITEM 3.	DEFAULTS UPON SENIOR SECURITIES	37
ITEM 4.	(REMOVED AND RESERVED)	37
ITEM 5.	OTHER INFORMATION	38

PART I
FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
CONSOLIDATED QUARTERLY FINANCIAL STATEMENTS (UNAUDITED)
MARCH 31, 2010 AND 2009
OF
TEC TECHNOLOGY LIMITED AND SUBSIDIARIES
INDEX TO FINANCIAL STATEMENTS
Contents	Page(s)
Balance Sheets as of March 31, 2010 and December 31, 2009 (unaudited)	2
Statements of Operations for the three months ended March 31, 2010 and 2009 (unaudited)	3
Statements of Cash Flows for the three months ended March 31, 2010 and 2009 (unaudited)	4
Notes to the Consolidated Financial Statements (unaudited)	5

TEC TECHNOLOGY LIMITED AND SUBSIDIARIES Balance Sheets as of March 31, 2010 and December 31, 2009 (unaudited)

	March 31, 2010	December 31, 2009
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$3,079,931	$161,133
Accounts receivables, net of allowance for doubtful accounts	11,419,491	8,791,842
Inventory	5,994,445	7,066,787
Deposits and prepaid expenses	1,470,188	2,716,237
Other receivables	2,168,336	3,802,358
Taxes recoverable	-	4,889
Total current assets	$24,132,391	22,543,246
Property and equipment
Property and equipment, net of accumulated depreciation	3,342,448	3,353,841
Land use rights, net of accumulated amortization	2,041,273	2,051,837
	5,383,721	5,405,678
Total assets	$29,516,112	$27,948,924

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payables	$5,408,541	$5,012,224
Other payables and accrued expenses	4,108,083	3,229,529
Taxes payables	1,865,045	1,306,915
Customer deposits	60,921	113,867
Short term borrowings	11,992,725	12,733,709
	$23,435,315	$22,396,244
Commitments and contingencies	-	-
Stockholders' equity
Common stock: $0.1467 par value	$1,467	$1,467
10,000 issued and outstanding at
March 31, 2010 and December 31, 2009 respectively
Additional paid in capital	885,369	885,369
Retained earnings	4,931,093	4,337,944
Accumulated other comprehensive income	262,868	327,900
Total stockholders' equity	6,080,797	5,552,680
Total liabilities and stockholders' equity	$29,516,112	$27,948,924

TEC TECHNOLOGY LIMITED AND SUBSIDIARIES
Statements of Operations for the three months ended March 31, 2010 and 2009 (unaudited)

	Three months	Three months
	ended	ended
	March 31, 2010	March 31, 2009
	(Unaudited)	(Unaudited)
Revenues	$5,176,934	$1,683,412
Cost of goods sold	3,512,060	1,221,914
Gross profit	1,664,874	461,498
Selling and marketing expenses	(303,334)	(73,515)
General and administrative expenses	(274,350)	(193,609)
Net income from operations	1,087,190	194,374
Other income (expenses)
Other income	-	3,716
Interest expense	(386,510)	(85,368)
Net other income (expenses)	(386,510)	(81,652)
Net income before provision for income taxes	700,680	112,722
Provision for income taxes	(107,531)	(29,810)
Net income	593,149	82,912
Other comprehensive gain
Foreign currency translation gain	(65,032)	327,900
Comprehensive income	$528,117	$410,812
Weighted average numbers of common shares
Basic	10,000	10,000
Diluted	10,000	10,000
Earnings per share
Basic	$59.31	$8.29
Diluted	$59.31	$8.29

TEC TECHNOLOGY LIMITED AND SUBSIDIARIES
Statements of Cash Flows for the three months ended March 31, 2010 and 2009 (unaudited)

	Three months	Three months
	ended	ended
	March 31, 2010	March 31, 2009
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$593,149	$82,912
Adjustments to reconcile net income to net cash provided by operating activites:
Depreciation	61,436	40,900
Amortization of intangible assets	10,564	4,693
Changes in operating assets and liabilities
Decrease (increase) in inventory	1,072,342	(546,661)
Decrease in deposits and prepaid expenses	1,246,049	313,793
Decrease (increase) in accounts receivables	4,889	(529,446)
Increase in other receivables	(2,627,649)	(2,419,973)
Decrease in taxes recoverables	1,634,022	92,151
Increase in taxes payables	558,130	278,652
Increase in accounts payable	396,317	1,550,470
Decrease in customer deposits	(52,946)	(337,857)
Increase in other payables and accrued expenses	878,554	632,323
Net cash provided by (used in) operating activities	3,774,857	(838,043)
Cash flows from investing activities
Purchases of property and equipment	(49,109)	(58,422)
Purchases of land use rights	-	(1,643,545)
Net cash used in investing activities	(49,109)	(1,701,967)
Cash flows from financing activities
Proceeds from short term borrowings	-	3,638,160
Repayment of short term borrowings	(740,984)	-
Net cash (used in) provided by financing activities	(740,984)	3,638,160
Effects on exchange rate changes on cash	(65,966)	(205,389)
Increase in cash and cash equivalents	2,918,798	892,761
Cash and cash equivalents, beginning of period	161,133	704,854
Cash and cash equivalents, end of period	$3,079,931	$1,597,615
Supplementary disclosures of cash flow information:
Cash paid for interest	$386,510	$85,368
Cash paid for income taxes	$29,810	$29,810

TEC TECHNOLOGY LIMITED AND SUBSIDIARIES
Notes to the Consolidated Financial Statements (unaudited)

1.	BUSINESS ORGANIZATION

TEC Technology Limited ("TEC") is a private corporation, under the Companies laws of the Hong Kong, Special Administrative Region of the People's Republic of China ("HK") on November 24, 2009. TEC, together with its subsidiaries, ATEC, ZTEC and Shuncheng (as defined herein), is referred to as (the "Company").

On February 22, 2010, the TEC entered into an Equity Ownership Transfer Agreement (the "Transfer Agreement") with Mr. Chun Lu, the existing sole shareholder of Anhui TEC Tower Co., Ltd ("ATEC"). On March 10, 2010, TEC acquired 100% of the outstanding shares. This acquisition was accounted for as a reverse merger with TEC being the legal acquirer and the transaction was treated as the recapitalization of ATEC with TEC's common stock.

ATEC is a private corporation, incorporated under the laws of the People's Republic of China ("PRC") on July 3, 2007. ATEC's principal activities are the development and manufacturing of mobile communication steel towers, microwave towers, angle steel towers, steel pipe towers and transmission cable towers.

On December 7, 2009, ATEC purchased a 90% equity interest in Zhejiang TEC Tower Co., Limited ("ZTEC"), a PRC limited company, with Ms. Yiping Zhu, a PRC individual and holder of the remaining 10% equity interest in ZTEC. ZTEC's production facility is still under construction and it has not yet commenced operations. ZTEC's main business will include the development and manufacturing of mobile communication steel towers, microwave towers, angle steel towers, steel pipe towers and transmission cable towers.

On January 20, 2010, TEC established a wholly owned subsidiary, Shuncheng Taida Technology Co., Ltd ("Shuncheng") incorporated in the People's Republic of China with limited liability on January 20, 2010. Shuncheng's capital has not yet been introduced and it has not yet commenced operations. Shuncheng's main business will involve engineering consultancy and design of mobile communication steel towers, microwave towers, angle steel towers, steel pipe towers and transmission cable towers.

The Company is located at 11/F AXA Centre, 151 Gloucester Road, Wanchai, Hong Kong, and the principal location of operation is at Xinqiao Industrial Park, Jingde Country, Anhui Province, the People's Republic of China.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

	2.1	FISCAL YEAR

The Company has adopted December 31 as its fiscal year end.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2.2	REPORTING ENTITIES

The accompanying consolidated financial statements include the following entities:

Anhui TEC Tower Co ., Limited	People's Republic of China	RMB20,000,000	RMB9,400,000	July 3, 2007	100% directly	Development and manufacturing of mobile communication steel towers, microwave towers, angle steel towers, steel pipe towers and transmission cable towers

Zheijiang TEC Tower Co ., Limited	People's Republic of China	RMB89,000,000	RMB17,800,000	December 7, 2009	90% directly

The company has not yet commenced its business of development and manufacturing of mobile communication steel towers, microwave towers, angle steel towers, steel pipe towers and transmission cable towers

Shuncheng Taida Technology Co., Limited	People's Republic of China	$1,000,000	$Nil	January 20, 2010	100% directly

The company has not yet commenced its business of engineering consultancy and design of mobile communication steel towers, microwave towers, angle steel towers, steel pipe towers and transmission cable towers

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2.3	BASIS OF CONSOLIDATION AND PRESENTATION

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP"). In the opinion of management, the accompanying balance sheets, and statements of income, and cash flows and include all adjustments, consisting only of normal recurring items, considered necessary to give a fair presentation of operating results for the periods presented. All material inter-company transactions and balances have been eliminated in consolidation.

On February 22, 2010, TEC entered into the Transfer Agreement with Mr. Chun Lu, the existing sole shareholder of ATEC and on March 10, 2010, TEC acquired 100% of the outstanding shares. This acquisition was accounted for as a reverse merger with TEC being the legal acquirer and the transaction was treated as a recapitalization of ATEC with TEC's common stock.

Prior to the acquisition of ATEC by TEC, TEC was a holding company with no operations. For reporting purposes, the Company has assumed that Mr. Lu exercised his option immediately and thus TEC and ATEC were effectively under same control of Mr. Lu when TEC acquired ATEC. The acquisition transaction between TEC and ATEC are accounted for as a reverse merger.

For accounting purposes, the acquisition of ZTEC and Shuncheng was accounted for under the acquisition method with TEC as the immediate parent corporation of both companies for legal purposes. Accordingly the Company's financial statements have been prepared on a consolidated basis for the periods presented and the consolidated balance sheets, consolidated statements of income and other comprehensive income, stockholders' equity and cash flows were presented as if the recapitalization had occurred at the beginning of the earliest period presented and the operations of the accounting acquired party from the date of stock exchange transaction.

	2.4	USE OF ESTIMATES

The preparation of consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2.5	ECONOMIC AND POLITICAL RISK

The Company's business operations are conducted in the PRC and are subject to special considerations and risks not typically associated with companies in North America and Western Europe. China's political, economic and legal environments may influence the Company's business, financial condition and results of operations, including adverse effects by changes in governmental policies in laws and regulations, anti-inflationary measures, and rates and methods of taxation.

	2.6	REVENUE RECOGNITION

The Company's revenue recognition policies are in compliance with ASC 605. Sales revenue is recognized when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) the ability to collect is reasonably assured. These criteria are generally satisfied at the time of shipment when risk of loss and title passes to the customer.

The Company recognizes revenue when the goods are delivered and title has passed. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company's products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government. This VAT may be offset by the VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

	2.7	SHIPPING AND HANDLING

Shipping and handling costs related to costs of goods sold are included in selling and marketing expenses which totaled $56,444 for the three months ended March 31, 2010.

	2.8	ADVERTISING

Advertising costs are expensed as incurred and totaled $308 for the three months ended March 31, 2010.

	2.9	RESEARCH AND DEVELOPMENT COSTS

Research and development costs include costs incurred to develop new products and are charged to operations when incurred. These costs totaled $nil as incurred for the three month ended March 31, 2010. The costs for development of new products and substantial enhancements to existing products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized.

	2.10	GOVERNMENT GRANTS

Government grants represent local authority grants to the company for infrastructure development. It is recognized on cash basis when the local authority approves the grant to the company.

	2.11	CASH AND CASH EQUIVALENTS

Cash and cash equivalents comprise cash in bank and on hand, demand deposits with banks and other financial institutions, and short-term, highly liquid investments which are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value, and have a short maturity of generally within three months when acquired.

	March 31, 2010	December 31, 2009
Cash and bank balances	$3,079,931	$161,133

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2.12	FOREIGN CURRENCY TRANSLATION AND OTHER COMPREHENSIVE INCOME

The reporting currency of the Company is the U.S. dollars. The functional currency of the Company is the Chinese Renminbi (RMB).

For those entities whose functional currency is other than the US dollars, all assets and liabilities are translated into U.S. dollars at the exchange rate on the balance sheet date; shareholders' equity is translated at historical rates and items in the statements of income and of cash flows are translated at the average rate for the period. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported in the statement of cash flows will not necessarily agree with changes in the corresponding balances in the balance sheet. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders' equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Foreign currency translation gain included in accumulated other comprehensive income amounted to $262,868, as of March 31, 2010, and $327,900, as of December 31, 2009. The balance sheet amounts, with the exception of equity at March 31, 2010 and December 31, 2009, were translated at RMB6.82 to $1.00, respectively. The average translation rates applied to the statements of income and of cash flows for the three months ended March 31, 2010 and March 31, 2009 were RMB6.82 to $1.00 and RMB6.85 to $1.00, respectively.

	2.13	BUSINESS COMBINATIONS

The Company adopted the accounting pronouncements relating to business combinations (primarily contained in ASC Topic 805 "Business Combinations"), including assets acquired and liabilities assumed arising from contingencies. These pronouncements established principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquire as well as provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. In addition, these pronouncements eliminate the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria and require an acquirer to develop a systematic and rational basis for subsequently measuring and accounting for acquired contingencies depending on their nature. Our adoption of these pronouncements will have an impact on the manner in which we account for any future acquisitions.

	2.14	NON-CONTROLLING INTEREST IN CONSOLIDATED FINANCIAL STATEMENTS

The Company adopted the accounting pronouncement on non-controlling interests in consolidated financial statements, which establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance is primarily contained in ASC Topic "Consolidation." It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated financial statements. The adoption of this standard has not had material impact on our consolidated financial statements.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2.15	PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation and any accumulated impairment losses.

Depreciation is calculated on a straight-line basis over the estimated useful life of the assets.

Assets Classifications	Estimated useful life

Buildings	50 years
Plant and machinery	5 years
Furniture, fixtures and office equipment	5 years
Motor vehicles	5 years

Any gain or loss arising on the sale or disposal of an asset is included in the income statement in the period the item is sold or otherwise disposed. Maintenance and repairs of property and equipment are charged to operations when incurred.

	March 31, 2010	December 31, 2009
Buildings	$2,459,057	$2,425,451
Plant and machinery	1,077,688	1,062,185
Furniture, fixtures and office equipment	62,389	61,455
Motor vehicles	87,257	87,257
	3,686,391	3,636,348

Less: Accumulated depreciation	(343,943)	(282,507)
Net book value	$3,342,448	$3,353,841

Depreciation expense was $61,436 for the three months ended March 31, 2010.

Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property and equipment. The Company reviews its property and equipment whenever events or changes in circumstances indicate that the carrying value of certain assets might not be recoverable. In these instances, the Company recognizes an impairment loss when it is probable that the estimated cash flows are less than the carrying value of the asset. To date, no such impairment losses have been recorded.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2.16	LAND USE RIGHTS

Private ownership of land is not permitted in the PRC. Instead, ATEC has leased three lots of land at Xinqiao industrial Park, Jingde Country, Anhui Province. The total cost of the first, second and third land use rights of ATEC was $2,112,867 and the lease expires in 2056, 2058 and 2058, respectively.

Land use rights are amortized on the straight line basis over their respective lease periods. The lease period of land use rights located in an industrial park zone is 50 years.

	March 31, 2010	December 31, 2009

Cost	$2,112,867	$2,112,867
Less: Accumulated amortization	(71,594)	(61,030)
Net book value	$2,041,273	$2,051,837

Amortization expense was $10,564 for the three months ended March 31, 2010.

2.17	IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with ASC Topic 360,"Accounting for the Impairment or Disposal of Long-Lived Assets," long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company reviews the carrying amount of its long-lived assets, including intangibles, for impairment, each reporting period. An asset is considered impaired when estimated future cash flows are less than the carrying amount of the asset. In the event the carrying amount of such asset is considered not recoverable, the asset is adjusted to its fair value. Fair value is generally determined based on discounted future cash flow. As of March 31, 2010 and December 31, 2009, the Company determined that no impairment charges were necessary.

2.18	CAPITALIZED INTERNAL-USE SOFTWARE

The Company capitalizes certain costs incurred to purchase or create internal-use software in accordance with ASC Topic 350-40, "Internal Use Software". To date, such costs have included external direct costs of materials and services incurred in the implementation of internal-use software and are included within computer hardware and software. Once the capitalization criteria have been met, such costs are classified as software and are amortized on a straight-line basis over five years once the software has been put into use. Subsequent additions, modifications, or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2.19	INVENTORY

Inventory consists primarily of raw materials, work in progress, and finished goods. Raw materials are stated at cost. Cost comprises direct materials and, where applicable direct labor costs and applicable overhead costs that has been incurred in bringing the inventory to its present location and condition. Finished goods are stated at the lower of cost (determined on first in first out method) or market value.

	March 31, 2010	December 31, 2009
Raw materials	$2,753,436	$3,949,512
Work in progress	253,460	129,726
Finished goods	2,987,549	2,987,549
	$5,994,445	$7,066,787

The Company provides for inventory losses based on obsolescence and levels in excess of forecasted demand. In these cases, inventory is reduced to estimated realizable value based on historical usage and expected demand. Inherent in the Company's estimates of market value in determining inventory valuation are estimates related to economic trends, future demand for the Company's products, and technical obsolescence of products.

2.20

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company reduces gross trade accounts receivable by an allowance for doubtful accounts. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company reviews its allowance for doubtful accounts on a regular basis and all past due balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Provision for doubtful accounts and bad debts written off for the three months ended March 31, 2010 are $Nil.

Aging of accounts receivable is as follows:
	March 31, 2010	December 31, 2009

within 3 months	$6,016,115	$8,398,448
within 3 - 6 months	5,366,285	152,797
over 6 months and within 1 year	37,091	240,597
	$11,419,491	$8,791,842

Accounts receivable includes the amounts of $1,744,999 (12.31.2009: $1,333,972) that was factored to the Industrial and Commercial Bank, PRC for collection.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) 2.21 DEPOSITS AND PREPAID EXPENSES

	March 31, 2010	December 31, 2009

Guarantee deposits	$952,817	$1,334,237
Advances to suppliers	186,816	1,351,157
Prepayment for purchase of assets	12,616	13,570
Advances to logistic service providers	310,604	9,938
Utility deposits	7,335	7,335
	$1,470,188	$2,716,237

Guarantee deposits are provided to financial institutions in return for issuance of a corporate guarantee to financiers. Advances on inventory purchases are down payments or deposits for inventory purchases. The inventory is normally delivered within one to two months after the payments have been made.

2.22	OTHER RECEIVABLES
		March 31, 2010	December 31, 2009

	Due from former sole shareholder and his affiliates	$51,345	$2,948,905
	Loan due from third parties	989,945	195,111
	Due from employees	1,061,910	655,238
	Others	65,136	3,104
		$2,168,336	$3,802,358

Amounts due from the former sole shareholder and his affiliates and loan due from third parties are unsecured advances, interest free and without fixed terms of repayment and are for the specific business purposes. Amounts due from employees are the amounts advanced for business transactions on behalf of the Company and will be reconciled on the completion of such business transactions.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) 2.23 OTHER PAYABLES AND ACCRUED EXPENSES

	March 31, 2010	December 31, 2009
Due to former sole shareholder and his affiliates	$425,743	$-
Loans due to third parties	2,521,392	1,350,146
Due to potential investors	1,000,000	880,200
Due to employees	41,855	18,015
Wage accruals	111,666	27,596
Others	7,427	953,572
	$4,108,083	$3,229,529

Amounts due to the former sole shareholder and his affiliates and loans due to third parties are unsecured, short term loans, interest free and without a fixed term of repayment and are for specific business purposes.

2.24

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification ("Paragraph 820-10-35-37") to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1 Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2 Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting.

Level 3 Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company's financial assets and liabilities, such as cash and accrued expenses, approximate their fair values because of the short maturity of these instruments.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at March 31, 2010 or December 31, 2009, nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the fiscal period ended March 31, 2010 or December 31, 2009.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2.25	STOCK-BASED COMPENSATION

As of March 31, 2010 and December 31, 2009, the Company had no stock-based compensation plans.

	2.26	RETIREMENT BENEFIT COSTS

PRC state managed retirement benefit programs are defined contribution programs and the payments to these programs are charged as expenses when employees have rendered service entitling them to the contribution.

	2.27	INCOME TAXES

The Company accounts for income taxes under the provisions of ASC740 "Accounting for Income Taxes." Under ASC 740, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using the tax bases of assets and liabilities using the enacted taxes rates in effect in the years in which the differences are expected to reverse. Provision for income taxes consist of taxes currently due plus deferred taxes. Since the Company had no operations within the United States there is no provision for US income taxes and there are no deferred tax amounts as of March 31, 2010.

The provision for income tax is based on the results for the year as adjusted for items, which are non- assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted at the balance sheet date. Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred income taxes are calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

	2.28	PRODUCT WARRANTIES

Substantially all of the Company's products are covered by a standard warranty of 2 years for products. In the event of a failure of products covered by this warranty, the Company must repair or replace the software or products or, if those remedies are insufficient, and at the discretion of the Company, provide a refund. The Company provides Nil% of sales income for product warranties for the three months ended March 31, 2010 in the warranty reserve to reflect estimated material and labor costs of maintenance for potential or actual product issues but for which the Company expects to incur an obligation. No product warranty reserve was recorded for the three months ended March 31, 2010.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2.29	RELATED PARTIES

Parties are considered to be related to the company if the company has the ability, directly or indirectly, to control the party, or exercise significant influence over the party in making financial and operating decisions, or where the company and the party are subject to common control. Related parties may be individuals (being members of key management personnel, significant shareholders and/or their close family members) or other entities which are under the significant influence of related parties of the company.

	2.30	CONCENTRATIONS OF CREDIT RISK

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America and Western Europe. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Cash includes cash on hand and demand deposits in accounts maintained with state owned banks within the People's Republic of China. Total cash (not including restricted cash balances) in these banks on March 31, 2010 and December 31, 2009 amounted to $2,968,257 and $138,251, of which no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Accounts receivable are derived from revenue earned from customers located primarily in the People's Republic of China. We perform ongoing credit evaluations of customers and have not experienced any material losses to date.

The Company had 5 major customers whose revenue individually represented the following percentages of the Company's total revenue:

Three months ended
March 31, 2010

Customer A	50.98%
Customer B	14.47%
Customer C	10.87%
Customer D	8.27%
Customer E	6.75%
91.34%

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

	2.30	CONCENTRATIONS OF CREDIT RISK (CONTINUED)

The company had 5 major customers whose accounts receivables balance individually represented of the Company's total accounts receivable as follows:

	March 31, 2010	December 31, 2009

Customer A	35.09%	31.71%
Customer B	23.87%	31.00%
Customer C	15.26%	-
Customer D	14.53%	24.55%
Customer E	4.49%	5.83%
Customer F	-	4.36%
	93.24%	97.45%

3.	WEIGHTED AVERAGE NUMBER OF SHARES

On March 10, 2010, the Company entered into the Transfer Agreement which has been accounted for as a reverse merger since there has been a change of control. The Company computes the weighted-average number of common shares outstanding in accordance with ASC Topic 805 "Business Combination" which states that in calculating the weighted average shares when a reverse merger takes place in the middle of the year, the number of common shares outstanding from the beginning of that period to the acquisition date shall be computed on the basis of the weighted average number of common shares of the legal acquiree (the accounting acquirer) outstanding during the period multiplied by the exchange ratio established in the merger agreement. The number of common shares outstanding from the acquisition date to the end of that period shall be the actual number of common shares of the legal acquirer (the accounting acquiree) outstanding during that period.

4.	EARNINGS PER SHARE

As prescribed in ASC Topic 260 "Earning per Share," Basic Earnings per Share ("EPS") is computed by dividing net income available to common stockholders by the weighted average number of common stock shares outstanding during the year. Diluted EPS is computed by dividing net income available to common stockholders by the weighted-average number of common stock shares outstanding during the year plus potential dilutive instruments such as stock options and warrants. The effect of stock options on diluted EPS is determined through the application of the treasury stock method, whereby proceeds received by the Company based on assumed exercises are hypothetically used to repurchase the Company's common stock at the average market price during the period.

For the three months ended March 31, 2010 and March 31, 2009, basic and diluted earnings per share amount to $59.31 and $8.29, respectively.

5.	ACCUMULATED OTHER COMPREHENSIVE INCOME

ASC Topic 220 "Comprehensive Income" establishes standards for reporting and displaying comprehensive income and its components in financial statements. Comprehensive income is defined as the change in stockholders' equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The comprehensive income for all periods presented includes both the reported net income and net change in cumulative translation adjustments.

6.	RECENT ACCOUNTING PRONOUNCEMENTS

In June 2009, the FASB approved the "FASB Accounting Standards Codification" (the "Codification") as the single source of authoritative nongovernmental U.S. GAAP to be launched on July 1, 2009. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the Codification will be considered non-authoritative. The Codification is effective for interim and annual periods ending after September 15, 2009.

In August 2009, the FASB issued the FASB Accounting Standards Update No. 2009-04 "Accounting for Redeemable Equity Instruments - Amendment to Section 480-10-S99" which represents an update to section 480-10-S99, distinguishing liabilities from equity, per EITF Topic D-98, Classification and Measurement of Redeemable Securities . The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows.

In August 2009, the FASB issued the FASB Accounting Standards Update No. 2009-05 "Fair Value Measurement and Disclosures Topic 820 – Measuring Liabilities at Fair Value," which provides amendments to subtopic 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities. This update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1. A valuation technique that uses: a. The quoted price of the identical liability when traded as an asset b. Quoted prices for similar liabilities or similar liabilities when traded as assets. 2. Another valuation technique that is consistent with the principles of topic 820; two examples would be an income approach, such as a present value technique, or a market approach, such as a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The amendments in this update also clarify that both a quoted price in an active market for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-08 "Earnings Per Share – Amendments to Section 260-10-S99," which represents technical corrections to topic 260-10-S99, Earnings per share, based on EITF Topic D-53, Computation of Earnings Per Share for a Period that includes a Redemption or an Induced Conversion of a Portion of a Class of Preferred Stock and EITF Topic D-42, The Effect of the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock . The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows.

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-09 "Accounting for Investments -Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non- Employees." This update represents a correction to Section 323-10-S99-4, Accounting by an Investor for Stock- Based Compensation Granted to Employees of an Equity Method Investee. Additionally, it adds observer comment Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees to the Codification. The Company does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

6.

RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-12 "Fair Value Measurements and Disclosures Topic 820 – Investment in Certain Entities That Calculate Net Assets Value Per Share (or Its Equivalent)," which provides amendments to Subtopic 820-10, Fair Value Measurements and Disclosures-Overall, for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). The amendments in this update permit, as a practical expedient, a reporting entity to measure the fair value of an investment that is within the scope of the amendments in this update on the basis of the net asset value per share of the investment (or its equivalent) if the net asset value of the investment (or its equivalent) is calculated in a manner consistent with the measurement principles of Topic 946 as of the reporting entity's measurement date, including measurement of all or substantially all of the underlying investments of the investee in accordance with Topic 820. The amendments in this update also require disclosures by major category of investment about the attributes of investments within the scope of the amendments in this update, such as the nature of any restrictions on the investor's ability to redeem its investments at the measurement date, any unfunded commitments (for example, a contractual commitment by the investor to invest a specified amount of additional capital at a future date to fund investments that will be make by the investee), and the investment strategies of the investees. The major category of investment is required to be determined on the basis of the nature and risks of the investment in a manner consistent with the guidance for major security types in U.S. GAAP on investments in debt and equity securities in paragraph 320-10-50-1B. The disclosures are required for all investments within the scope of the amendments in this update regardless of whether the fair value of the investment is measured using the practical expedient. The Company does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

In October 2009, the Financial Accounting Standards Board issued an Accounting Standards Update ("ASU") regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing. This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation. This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The Company is currently assessing the impact of this ASU on its consolidated financial statements.

In December 2009, FASB issued ASU No. 2009-16, Accounting for Transfers of Financial Assets. This Accounting Standards Update amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 166, Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140.

The amendments in this Accounting Standards Update improve financial reporting by eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. Comparability and consistency in accounting for transferred financial assets will also be improved through clarifications of the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

6.

RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

In January 2010, FASB issued ASU No. 2010-01 Accounting for Distributions to Shareholders with Components of Stock and Cash. The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The amendments in this update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The Company adopted this standard and has determined the standard does not have material effect on the Company's consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-02 regarding accounting and reporting for decreases in ownership of a subsidiary. Under this guidance, an entity is required to deconsolidate a subsidiary when the entity ceases to have a controlling financial interest in the subsidiary. Upon deconsolidation of a subsidiary, and entity recognizes a gain or loss on the transaction and measures any retained investment in the subsidiary at fair value. In contrast, an entity is required to account for a decrease in its ownership interest of a subsidiary that does not result in a change of control of the subsidiary as an equity transaction. This ASU clarifies the scope of the decrease in ownership provisions, and expands the disclosures about the deconsolidation of a subsidiary or de-recognition of a group of assets. This ASU is effective for beginning in the first interim or annual reporting period ending on or after December 31, 2009. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements In January 2010, FASB issued ASU No. 2010-02 – Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification. The amendments in this Update affect accounting and reporting by an entity that experiences a decrease in ownership in a subsidiary that is a business or nonprofit activity. The amendments also affect accounting and reporting by an entity that exchanges a group of assets that constitutes a business or nonprofit activity for an equity interest in another entity. The amendments in this update are effective beginning in the period that an entity adopts SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51." If an entity has previously adopted SFAS No. 160 as of the date the amendments in this update are included in the Accounting Standards Codification, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. The amendments in this update should be applied retrospectively to the first period that an entity adopted SFAS No. 160. The Company adopted this standard and has determined the standard does not have material effect on the Company's consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-06 – Improving Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. 2) Activity in Level 3 fair value measurements. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). This update provides amendments to Subtopic 820-10 that clarify existing disclosures as follows: 1) Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. 2) Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3.The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company is currently evaluating the impact of this ASU, however, the Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In February 2010, the FASB issued Accounting Standards Update 2010-09, "Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements," or ASU 2010-09. ASU 2010-09 primarily rescinds the requirement that, for listed companies, financial statements clearly disclose the date through which subsequent events have been evaluated. Subsequent events must still be evaluated through the date of financial statement issuance; however, the disclosure requirement has been removed to avoid conflicts with other SEC guidelines. ASU 2010-09 was effective immediately upon issuance and was adopted in February 2010.

7.

INCOME TAXES

No Hong Kong corporate income tax has been provided in the financial statements, as the Company did not have any assessable profits for the three months ended March 31, 2010.

Beginning January 1, 2008, the new Enterprise Income Tax ("EIT") law replaced the existing laws for Domestic Enterprises ("DEs") and Foreign Invested Enterprises ("FIEs"). The new standard EIT rate of 25% replaced the 33% rate currently applicable to both DEs and FIEs. The Company is currently evaluating the impact that the new EIT will have on its financial condition. Beginning January 1, 2008, China unified the corporate income tax rule on foreign invested enterprises and domestic enterprises. The unified corporate income tax rate is 25%.

Provision for income tax of the company's subsidiary ATEC is made at unified EIT rate of 25% for the three months ended March 31, 2010.

The company's subsidiaries ZTEC and Shuncheng have yet commenced their business, no provisions for income tax are made for the three months ended March 31, 2010.

The following table reconciles the U.S statutory rates to the company's effective tax rate for the three months ended March 31, 2010:

U.S. Statutory rates	34%
Foreign income not recognized in USA	(34)
China Enterprise income taxe rate	25%
Total provision for income taxes	25%

Provision for income taxes is as follows:

Three months ended
March 31, 2010
Income tax
TEC - Hong Kong profits tax	$-
ATEC - China EIT	107,531
ZTEC and STD - China EIT	-
Deferred tax	-
$107,531

8.

SHORT TERM BORROWINGS

There are no provisions in the Company's bank borrowings that would accelerate repayment of debt as a result of a change in credit ratings or a material adverse change in the Company's business. Under certain agreements, the Company has the option to retire debt prior to maturity, either at par or at a premium over par.

	March 31, 2010	December 31, 2009

Loan from Industrial and CommercialBank, Jingde Country
Branch, PRC	$3,484,125	$4,041,585
Interest rate 7.47% per annum with personal guarantee
of Messrs. LuChun and ZhuYiPing
Huishang Bank, Hefei branch, PRC	2,200,500	2,200,500
China Merchant Bank, Heifei branch, PRC	1,173,600	1,173,600
China Everbright Bank, Heifei branch, PRC	4,401,000	4,401,000
Interest rate 5.31% per annum with corporate and
personal guarantees of Zhongrung Trust Investment Co		-
Ltd and Messrs. LuChun and ZhuYiPingGuarantee
Huishang Bank, Xuancheng branch, PRC	733,500	682,304
The Economic Standing Committee of Jinde Country, PRC	-	234,720
	$11,992,725	$12,733,709

9.	COMMON STOCK

The Company has authorized, issued and paid up common stock of 10,000 shares of $0.1469 each amounting to $1,469. As of March 31 2010, the company has issued and outstanding shares of 10,000 ordinary shares of par value of $0.1469 each.

10.	COMMITMENTS AND CONTINGENCIES

Total lease expense for the three months ended March 31, 2010 was $3,225.

The future minimum lease payments as of March 31, 2010 and December 31, 2009 were $Nil.

From time to time and in the ordinary course of business, the Company may be subject to various claims, charges, and litigation. As of March 31, 2010 and December 31, 2009, the Company did not have any pending claims, charges, or litigation that it expects would have a material adverse effect on its consolidated balance sheets, consolidated statements of income or cash flows.

11.

PRODUCT LINE INFORMATION

The Company sells towers, which are used by customers in various industries. The production process, class of customer, selling practice and distribution process are the same for all towers. The Company's chief operating decision-makers (i.e. chief executive officer and his direct reports) review financial information presented on a consolidated basis, accompanied by disaggregated information about revenues by product lines for purposes of allocating resources and evaluating financial performance. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. The Company considers itself to be operating within one reportable segment. The Company does not have long-lived assets located in foreign countries. The Company's net revenue from external customers by main product lines is as follows:

Three months ended
March 31, 2010

Domestic sales
Communication towers	$2,209,613
Electricity supply towers	2,700,638
Export sales
Communication towers	266,683
Electricity supply towers	-
$5,176,934

12.

SUBSEQUENT EVENTS

On May 4, 2010, the Company entered into and closed a share exchange agreement (the "Share Exchange Agreement"), with Highland Ridge, Inc. a Delaware limited company ("Highland"), pursuant to which the Company acquired 19,194,421 shares of common stock of Highland, par value $0.001, which constituted 63.6% of its issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions, in exchange for 10,000, or 100% of the Company's shares, which effected a reverse acquisition of the Company. In connection with the reverse acquisition, ATEC's officers and directors were appointed to serve as officers and directors of Highland. Mr. Chun Lu, Mr. Xiaoxiang Liu and Mr. Wei Zhang were appointed as Directors of Highland, with Mr. Lu serving as Chair of Highland's Board of Directors. In addition, Mr. Lu was elected to serve as Highland's Chief Executive Officer, Mr. Yuhua Yang was elected to serve as Chief Financial Officer, Treasurer and Secretary, Mr. Baojia He was elected to serve as Chief Technology Officer, Mr. Jianming Wang was elected to serve as Chief Operating Officer, Mr. Xiaoxiang Liu was elected to serve as Chief Administrative Officer and Mr. Debin Chen was elected to serve as Vice President of Sales and Marketing.

On May 4, 2010, Mr. Chun Lu, entered into an option agreement with TEC and Mr. Hua Peng Phillip Wong, our controlling shareholder, pursuant to which Mr. Lu was granted an option to acquire 17,797,372 shares Highland common stock currently owned by Mr. Wong for an aggregate exercise price of $1,000,000. Mr. Lu may exercise this option, in whole but not in part, during the period commencing on the 365th day following of the date of the option agreement and ending on the second anniversary of the date thereof contemplated by the Share Exchange Agreement.

As required by ASC Topic 855 "Subsequent Events," the Company has evaluated subsequent events that have occurred through June 24, 2010, the date the consolidated financial statements were issued.

Interim results are not necessarily indicative of results for a full year. The information included in this interim report should be read in conjunction with the information included in Highland's current report on Form 8-K filed with the Securities and Exchange Commission on May 10, 2010 (File No. 000-53432), which contains the ATEC's financial statements for the fiscal year ended December 31, 2009.

ITEM 2.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Special Note Regarding Forward Looking Statements

This report contains forward-looking statements. The forward-looking statements are contained principally in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned "Risk Factors" in our Current Report on Form 8-K, filed with the SEC on May 10, 2010. In some cases, you can identify forward-looking statements by terms such as "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "projects," "should," "would" and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this report with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

Use of Certain Defined Terms

Except where the context otherwise requires and for the purposes of this report only:

  "TEC Technology, Inc.," the "Company," "we," "us," and "our" refer to the combined business of TEC Technology, Inc. (formerly Highland Ridge, Inc.) and its direct and indirect subsidiaries, TEC Technology Limited, or "TEC," a Hong Kong limited company, and its wholly owned subsidiaries, Anhui TEC Tower Co., Ltd., or "TEC Tower," a PRC limited Company, and Shuncheng Taida Technology Co., Ltd., "Shuncheng," a PRC limited company; and TEC Tower's wholly owned subsidiary, Zhejiang TEC Tower Co., Ltd., or "ZTEC," as the case may be;

  "Hong Kong" refers to the Hong Kong Special Administrative Region of the People's Republic of China;

  "Exchange Act" means the Securities Exchange Act of 1934, as amended;

  "PRC," "China," and "Chinese," refer to the People's Republic of China;

  "Renminbi" and "RMB" refer to the legal currency of China;

  "Securities Act" are to the Securities Act of 1933, as amended; and

  "U.S. dollars," "dollars" and "$" refer to the legal currency of the United States.

Overview of Our Business

Through our indirect Chinese subsidiary, Anhui TEC Tower, we are primarily engaged in the design, production and sale of transmission towers and related products used in high voltage electric power transmission and wireless communications. We sell our tower products to prime contractors on large transmission projects for electric utility companies or telecommunications service providers, who are developing and constructing the projects for such end customers. Our electric transmission towers currently support 35kv, 110kv, 220kv, and 500kv transmission lines and we plan to build towers that support Ultra High Voltage (UHV) tower lines of 750+kv DC or 1000+kv AC transmission lines. Our wireless communication towers include single-tube towers, 4-strut towers and roof top towers for the 2G, 3G, and microwave market. We plan to expand our business in the near future to enter the communication base station system integration market and to offer tower installation and maintenance services. Our towers are primarily made of steel, but some contain aluminum or other alloy materials.

Our revenues currently are, and historically have been, generated from the sale of our tower products. Our revenues increased from $8.3 million in fiscal year 2008 to $22.4 million in fiscal year 2009, and from $1.7 million in the three months ended March 31, 2009, to $5.2 million in the three months ended March 31, 2010, representing a compounded growth rate of approximately 169% and 208%, respectively. In the future we expect to offer installation and maintenance services that we believe will generate an additional revenue stream. To date we have generated no material revenues from such services.

Our company headquarters is located in Anhui Province in southeastern China and our international sales network is operated from our branch office in the Shenzhen Special Economic Zone.

Recent Developments

On May 4, 2010, we consummated a share exchange agreement with TEC, a Hong Kong limited company, and its sole shareholder, Mr. Hua Peng Philip Wong, pursuant to which we acquired 100% of the issued and outstanding capital stock of TEC in exchange for 19,194,421 shares of our common stock, par value $0.001, which constituted 63.6% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the share exchange agreement. Immediately following closing of the reverse acquisition of TEC, Mr. Wong transferred 1,397,049 of the shares issued to him under the share exchange to certain persons who provided prior services to TEC and its subsidiaries, pursuant to a side letter agreement among Mr. Wong and such service providers, dated May 4, 2010. As a result of this share transfer, Mr. Wong now holds 17,797,372 shares of our common stock constituting 58.9% of our issued and outstanding capital stock on a fully-diluted basis.

Upon the closing of the reverse acquisition on May 4, 2010, Ms. Jiaojiao Jiao, our sole director and officer, resigned from all offices of the Company that she held. On May 4, 2010, Ms. Jiao also resigned as the sole director of the Company, effective ten (10) days following the filing and mailing of an information statement on Schedule 14f-1, and Mr. Chun Lu, was appointed as Director and Chair of our Board of Directors, effective immediately. Also upon the closing of the reverse acquisition, our board of directors increased its size to 3 members and appointed Mr. Xiaoxiang Liu and Mr. Wei Zhang to fill the vacancies created by such increase, effective as of the effective date of Ms. Jiao's resignation. In addition, our board of directors appointed Mr. Lu to serve as our Chief Executive Officer, Mr. Yuhua Yang to serve as our Chief Financial Officer, Treasurer and Secretary, Mr. Baojia He to serve as our Chief Technology Officer, Mr. Jianming Wang to serve as our Chief Operating Officer, Mr. Xiaoxiang Liu to serve as our Chief Administrative Officer and Mr. Debin Chen to serve as our Vice President of Sales and Marketing, effective immediately at the closing of the reverse acquisition.

For accounting purposes, the combination of the company and TEC was accounted for as a reverse merger with Anhui TEC as the acquirer and TEC as the acquired party and the acquisition of ZTEC and Shuncheng was accounted for under the acquisition method with TEC as the immediate parent corporation of both companies for legal purposes. Accordingly the Company's financial statements have been prepared on a consolidated basis for the periods presented and the consolidated balance sheets, consolidated statements of income and other comprehensive income, stockholders' equity and cash flows were presented as if the recapitalization had occurred at the beginning of the earliest period presented and the operations of the accounting acquired party from the date of stock exchange transaction.

On June 9, 2010, we amended our certificate of incorporation to change our name to TEC Technology, Inc. in order to more accurately reflect our new business operations.

The chart below presents our current corporate structure:

Our principal executive offices are located at Xinqiao Industrial Park, Jingde County, Anhui Province, 242600, People's Republic of China, and our Shenzhen branch office is located at Modern International Building 1408, Futian District, Shenzhen, the People's Republic of China. The telephone number at our principal executive office is (+86 563) 8023488.

Executive Overview of Quarterly Results

The first quarter of 2010 is ordinarily a slow season in the tower industry in China, but during the period we more than tripled our revenue and net income, as compared to the same period last year, mainly due to a substantial increase in the domestic sales of our power transmission products.

The following summarizes certain key financial information for the first fiscal quarter.

  Revenue: Revenue was $5.18 million for the three months ended March 31, 2010, an increase of $3.5 million, or 208%, from $1.68 million for the same period last year.

  Gross Profit and Margin: Gross profit was $1.66 million for the three months ended March 31, 2010, an increase of $1.2 million, or 261%, from $0.46 million for the same period last year. Gross margin was 32% for the three months ended March 31, 2010 as compared to 27% for the same period last year.

  Net Income: Net income was $0.59 million for the three months ended March 31, 2010, an increase of $0.51 million, or approximately 615%, from $0.083 million for the same period of last year.

  Fully diluted net income per share: Fully diluted net income per share was approximately $59.31 for the three months ended March 31, 2010, as compared to approximately $8.29 for the same period last year, for a total of 10,000 common shares.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

  Growth in the Chinese Economy. We operate our manufacturing facilities in China and derive over 50% of our revenues from sales to customers in China. Economic conditions in China, therefore, affect virtually all aspects of our operations, including the demand for our products, the availability and prices of our raw materials and our other expenses. Despite the global economic turmoil which resulted in a slowing of its growth rate, China experienced significant economic growth in recent years, achieving a 8.7% growth in gross domestic product in 2009, with a fourth quarter growth of 10.7% on an annualized basis. China appears to be emerging from the economic slowdown and is expected to experience continued growth in all areas of investment and consumption. There are concerns of overheating in the high-end real estate market, which may slow down fixed asset investments in the real estate market, but such slow down is not expected to have a substantial adverse effect on investment in power transmission and communications markets which relate domestic infrastructure.

  Product Development and Brand Recognition. We believe that in order to compete effectively in this market, we need to constantly improve the quality of our products and deliver new products. As such, we face the challenge of expanding our research and development capacity. We need to maintain a strong and sufficient research and development team and identify the right directions for our research and development. We also face the long-term challenge of developing our brand recognition. We plan to focus on building a reputation for quality and excellent customer service within our industry instead of on advertising. We believe that our sales and service team is key to developing the company's brand recognition and value.

  Growth of Transmission Projects. Sales of our tower products are dependent on the continued availability of transmission projects both in China and in emerging overseas markets. Growth in the domestic market relies primarily on China's continued investment in the electric transmission industry, in accordance with its 11th 5-Year Plan, mainly through its investment in the state run electric transmission utility companies, State Grid Corporation of China and China Southern Power Grid, and in dozens of provincial level grid companies that supply regional and local grids. So far China's investment in electric transmission has totaled over $100 billion, approximately 25% of which was spent on towers and related products and services, and we expect this investment to continue for the next 5-7 years. China's wireless communications market has also grown considerably in the past decade, with an estimated 700 million mobile phone users in China as of September 2009. Continued growth in the wireless communications market will depend on the success of planned service provider infrastructure investment of over $60 billion in the next five years, with the bulk of this amount expected to be allocated to tower and base station development. Continued growth in transmission projects in the developing overseas electric transmission and wireless communication markets will similarly depend on continued investments in these overseas markets, such as Africa's reported $3.2 billion annual investment in mobile communication infrastructure per year through 2010 and annual investments in the Middle East, Africa, and South America totaling over $15 billion a year, with annual growth rate of over 10%. We believe that if planned investments in electric and wireless communications projects in China and abroad continue, we will realize increased opportunities to sell our tower products and planned maintenance services.

Taxation

United States and Hong Kong

We are subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as we have no income taxable in the United States. Our indirect subsidiary, TEC, was incorporated in Hong Kong and under the current laws of Hong Kong, is subject to Profits Tax of 16.5% . No provision for Hong Kong Profits Tax has been made as TEC HK has no taxable income.

China

Beginning January 1, 2008, the New EIT Law imposes a unified EIT of 25% on all domestic invested enterprises and FIEs, unless they qualify under certain limited exceptions. Under the New EIT Law, companies designated as High- and New-Technology Enterprises may enjoy a reduced national enterprise income tax of 15%. We plan to apply for High- and New-Technology Enterprise designation for TEC. However, there can be no assurance that TEC will qualify as a High- and New-Technology Enterprise.

In addition to the changes to the current tax structure, under the New EIT Law, an enterprise established outside of China with "de facto management bodies" within China is considered a resident enterprise and will normally be subject to an EIT of 25% on its global income. The implementing rules define the term "de facto management bodies" as "an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise." If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our organization's global income will be subject to PRC income tax of 25%. For detailed discussion of PRC tax issues related to resident enterprise status, see "Risk Factors – Under the New EIT Law, we may be classified as a ‘resident enterprise' of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders."

In addition, the New EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes unless the jurisdiction of incorporation of such enterprises' shareholder has a tax treaty with China that provides for a different withholding arrangement. TEC is considered an FIE and is directly held by our subsidiary in Hong Kong. According to a 2006 tax treaty between the Mainland and Hong Kong, dividends payable by an FIE in China to the company in Hong Kong who directly holds at least 25% of the equity interests in the FIE will be subject to a no more than 5% withholding tax. We expect that such 5% withholding tax will apply to dividends paid to TEC Tower by TEC, but this treatment will depend on our status as a non-resident enterprise.

Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors these legal developments and will timely adjust our effective income tax rate when necessary.

Results of Operations

Three Months Ended March 31, 2010 Compared to Three Months Ended March 31, 2009

The following table sets forth key components of our unaudited results of operations for the periods indicated, both in dollars and as a percentage of our net sales. As the acquisition of TEC was entered into after March 31, 2010 and during the periods indicated TEC was the only entity in our combined business that had operations, the results of operations below refer only to that of TEC.

		Three Months Ended
		March 31,
	2010 (Unaudited)		2009 (Unaudited)
		As a		As a
		percentage of		percentage
	In USD million	net sales	In USD million	of net sales
Net Sales	$5.18		1.68
Cost of Goods Sold	3.51	67.8%	1.22	72.6%
Gross Profit	1.66	32.2%	0.46	27.4%
Selling, General and Administrative Expenses	0.58	11.2%	0.27	15.9%
Operating Income	1.09	21.0%	0.19	11.5%
Interest Expenses	0.39	7.5%	0.085	5.1%
Other Income	0	0%	0.004	0.2%
Income (Loss) Before Income Taxes	0.70	13.5%	0.11	6.7%
Provision for Income Taxes	0.11	2.1%	0.027	1.8%
Net Income	$0.59	11.5%	0.083	4.9%

Net Sales. Our revenue is mainly generated from sales of our tower products. Our net sales increased $3.5 million, or 208%, to $5.18 million for the three months ended March 31, 2010 from $1.68 million during the same period in 2009. This increase in our net sales during the three months ended March 31, 2010, was mainly due to a substantial increase in the domestic sales of our power transmission products and our increased sales and marketing efforts during the period.

Cost of Sales. Our cost of revenue includes the direct costs of our raw materials, primarily steel, as well as the cost of labor and overhead. Our cost of sales increased $2.3 million, or 261%, to $3.51 million in the three months ended March 31, 2010, from $1.21 million during the same period in 2009. The increases were primarily due to increase in sales during the 2010 period. As a percentage of revenue, our cost of goods sold decreased from 72.6% in the three months ended March 31, 2009, to 67.8% during the same period in 2010. Our sales during the 2010 period were derived from our customers in the domestic power transmission market, which customarily generates a higher margin than the communications market.

Gross Profit and Gross Margin. Our gross profit is equal to the difference between our revenue and our cost of revenue. Our gross profit increased $1.21 million, or 261%, to $1.66 million in the three months ended March 31, 2010, from $0.46 million during the same period in 2009. Gross profit as a percentage of revenue was 32.2% and 27.4% for three months ended March 31, 2010 and 2009, respectively. The increases in the gross profit and gross margin were primarily a result of our increased sales to customers in the domestic power generation market, which customarily generates a higher margin than the communications market.

Selling, general and administrative expenses. General and administrative expenses consist primarily of compensation and benefits to our general management, finance and administrative staff, professional advisor fees, bad debts reserve and other expenses incurred in connection with general operations, and our selling expenses consist primarily of compensation and benefits to our sales and marketing staff, sales commission, cost of advertising, promotion, business travel, after-sale support, transportation costs and other sales related costs. In the three months ended March 31, 2010, our selling, general and administration expenses rose to $0.58 million, or 116%, from $0.27 million during the same period in 2009. An increase of $0.23 million is attributable to the establishment and expansion of our sales team in Shenzhen, and the remaining $0.08 million increase was from general and administrative expenses, attributable to an increase in the volume of compensation and benefits provided to our growing work force during the 2010 period.

Other income. Other income is mainly income generated from the recycling of scrap metal and income tax credits from the central government in connection with international sales. We did not generate other income in the first quarter of 2010 since our sales were domestic.

Interest expense. Interest expense increased $0.305 million, to $0.39 million, or 358%, in the three months ended March 31, 2010, from $0.085 during the same period in 2009. Our annual interest payment in 2010 is expected to be comparable to that of 2009, which was $0.48 million. Since the interest payment in the 2010 first quarter is larger than that based on the annual average, we expect that the average interest expense in the coming quarters will be lower.

Income (loss) before Income Taxes. Our income before income taxes increased by $0.59 million, or 522%, to $0.7 million in the three months ended March 31, 2010, from a net income of $0.11 million during the same period in 2009. The increase was mainly due to an increase in sales volume.

Income Taxes. Our income tax provisions increased by $0.08 million, or 260%, to $0.11 million in the three months ended March 31, 2010, from $0.03 million during the same period in 2009. The increase was primarily attributable to increase in earned income during the 2010 period.

Net (Loss) Income. In the three months ended March 31, 2010, we generated a net income of $0.59 million, an increase of $0.51 million, or 615%, from $0.083 during the same period in 2009. This increase was primarily attributable to the combination of an increase in sales and a lower cost margin during the 2010 period.

Liquidity and Capital Resources

The following table sets forth a summary of our cash flows for the periods indicated:

Cash Flow
(all amounts in millions U.S. dollars)

	Three Months Ended
	March 31,
	2010 (Unaudited)	2009 (Unaudited)
Net cash provided by (used in) operating activities	$3.77	(0.84)
Net cash provided (used in) investing activities	(0.05)	(1.70)
Net cash provided by (used in) financing activities	(0.74)	3.64
Effects of exchange rate change in cash	(0.07)	(0.21)
Net increase (decrease) in cash and cash equivalents	2.92	0.89
Cash and cash equivalent at beginning of the quarter	0.16	0.70
Cash and cash equivalent at end of the quarter	3.08	1.60

Operating activities

Net cash used in operating activities was $3.77 million for the three months ended March 31, 2010, as compared to $0.84 million net cash provided by operating activities for the same period in 2009. The increase in net cash provided by operating activities was due to the combination of an increase in net income, decrease in inventory, deposits and prepaid expenses, and a decrease in taxes recoverable.

Investing activities

Net cash used in investing activities for the three months ended March 31, 2010 was $0.049 million, as compared to $1.70 million net cash used in the same period in 2009. The 347% decrease in net cash used in investment was mainly attributable to our purchase of $1.64 million in land use rights during the 2009 period. A similar expenditure did not occur during the same period in 2010.

Financing activities

Net cash used in financing activities for the three months ended March 31, 2010 was $0.74 million, as compared to $3.64 million net cash provided in the same period in 2009. In the first quarter of 2010 we used $0.74 million to repay short term loans, whereas in the same period of 2009 we received $3.64 million in proceeds from short-term loans.

Capital Expenditures

Our capital expenditures for the three months ended March 31, 2010 and 2009 were $0.049 million and $1.70 million, respectively, representing the total amount of investment activities. Our capital expenditures during the 2010 first quarter were expenditures for the addition of production lines only, as compared to the acquisition of land use rights as well in the first quarter of 2009. To support of our growth, our plan is to expand our production capacity by building another plant in Fuyang, Zhejiang from the latter part of 2010.

As of March 31, 2010, we had cash and cash equivalents of $3.08 million, primarily consisting of cash on hand and demand deposits. To date, we have financed our operations primarily through cash flows from operations, augmented by short-term bank loans and equity contributions by our stockholders. We believe that our cash on hand and cash flow from operations will meet part of our present cash needs and we will require additional cash resources, including loans, to meet our expected capital expenditure and working capital for the next 12 months. We may, however, in the future, require additional cash resources due to changed business conditions, implementation of our strategy to ramp up our marketing efforts and increase brand awareness, or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Loan Commitments

As of March 31, 2010, we did not hold any long-term loans. Our short-term bank loans, totaling $12.0 million, are as follows:

Bank	Amount	Maturity Date	Interest	Duration
	(USD million)		Rate
China Everbright Bank, Hefei Branch	$4.40	November 25, 2010	5.31%	12 months
Industrial and Commercial Bank, Longshou Branch	$0.88	April 1, 2010	5.31%	12 months
Industrial and Commercial Bank,	$1.17	June 9, 2010	4.86%	6 months
Longshou Branch Industrial and Commercial Bank,	$0.29	December 9, 2010	5.31%	12 months
Longshou Branch Industrial and Commercial Bank, Longshou Branch	$1.14	September 10, 2010	4.86%	6 months
China Merchant Bank, Hefei Branch	$1.17	September 30, 2010	5.31%	12 months
Huishang Bank, Xuancheng Branch	$2.93	February 10, 2011	5.84%	12 months
Total	$12.0

____________
* The Loan Contract is personally guaranteed by Mr. Chun Lu, our Chairman, pursuant to a maximum guarantee contract between the bank and Mr. Lu.

The Company has a RMB 10,000,000 (approximately $1,464,129) revolving line of credit with the Hefei Sipailou Branch of China Merchants Bank, pursuant to a crediting agreement, dated September 27, 2009, between TEC Tower and the bank. This revolving line of credit is guaranteed by Anhui Sea-Converge Guarantee Co., Ltd., an unaffiliated company. The crediting agreement will terminate on September 27, 2010.

The Company also has at its disposal a RMB 6,300,000 revolving line of credit with the Longshou Sub-branch of Xuancheng Branch of Industrial and Commercial Bank of China, pursuant to a Collateral Agreement between TEC Tower and the bank. The line of credit is secured by TEC Tower's land use rights. To date, the Company has only utilized RMB 2,000,000 (approximately $292,826) of the line of credit. The line of credit will terminate on October 7, 2011.

Obligations under Material Contracts

Except with respect to the loan obligations disclosed under the "Loan Commitments" heading, we have no obligations to pay cash or deliver cash to any other party.

Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor the price change in travel industry and continually maintain effective cost control in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

Our operating results and operating cash flows historically have been subject to seasonal variations. Our revenues are usually higher in the second and third quarter of the calendar year than in the other quarters and the first quarter is usually the slowest quarter because fewer projects are undertaken during and around the Chinese spring festival.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management's difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management's current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

  Basis of Consolidation and Presentation. The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP"). In the opinion of management, the accompanying balance sheets, and statements of income, and cash flows and include all adjustments, consisting only of normal recurring items, considered necessary to give a fair presentation of operating results for the periods presented. All material inter-company transactions and balances have been eliminated in consolidation.

  Business Combinations. The Company adopted the accounting pronouncements relating to business combinations (primarily contained in ASC Topic 805 "Business Combinations"), including assets acquired and liabilities assumed arising from contingencies. These pronouncements established principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquire as well as provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. In addition, these pronouncements eliminate the distinction between contractual and non-contractual contingencies, including the initial recognition and measurement criteria and require an acquirer to develop a systematic and rational basis for subsequently measuring and accounting for acquired contingencies depending on their nature. Our adoption of these pronouncements will have an impact on the manner in which we account for any future acquisitions.

  Non-Controlling Interest in Consolidated Financial Statements. The Company adopted the accounting pronouncement on non-controlling interests in consolidated financial statements, which establishes accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. This guidance is primarily contained in ASC Topic "Consolidation." It clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated financial statements. The adoption of this standard has not had material impact on our consolidated financial statements.

  Use of estimates. The preparation of consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

  Allowance for doubtful accounts. The Company reduces gross trade accounts receivable by an allowance for doubtful accounts. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company reviews its allowance for doubtful accounts on a regular basis and all past due balances are reviewed individually for collectability. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

  Impairment of long-lived assets. The Company reviews the carrying amount of its long-lived assets, including intangibles, for impairment, each reporting period. An asset is considered impaired when estimated future cash flows are less than the carrying amount of the asset. In the event the carrying amount of such asset is considered not recoverable, the asset is adjusted to its fair value. Fair value is generally determined based on discounted future cash flow. As of December 31, 2009 and December 31, 2008, the Company determined no impairment charges were necessary.

  Property, plant and equipment, net. Property and equipment are stated at cost less accumulated depreciation and any accumulated impairment losses. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. Any gain or loss arising on the sale or disposal of the asset is included in the income statement in the period the item is sold or otherwise disposed. Maintenance and repairs of property and equipment are charged to operations when incurred. Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments are capitalized as additions to property and equipment. The Company reviews its property and equipment whenever events or changes in circumstances indicate that the carrying value of certain assets might not be recoverable. In these instances, the Company recognizes an impairment loss when it is probable that the estimated cash flows are less than the carrying value of the asset. To date, no such impairment losses have been recorded.

  Revenue recognition. The Company's revenue recognition policies are in compliance with ASC 605. Sales revenue is recognized when all of the following have occurred: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price is fixed or determinable, and (iv) the ability to collect is reasonably assured. These criteria are generally satisfied at the time of shipment when risk of loss and title passes to the customer. The Company recognizes revenue when the goods are delivered and title has passed. Sales revenue represents the invoiced value of goods, net of a value-added tax (VAT). All of the Company's products that are sold in the PRC are subject to a Chinese value-added tax at a rate of 17% of the gross sales price or at a rate approved by the Chinese local government. This VAT may be offset by the VAT paid by the Company on raw materials and other materials included in the cost of producing their finished product.

  Research and development costs. Research and development costs include costs incurred to develop new products and are charged to operations when incurred. These costs totaled $6,507 and $Nil as incurred for the years ended December 31, 2009 and December 31, 2008, respectively. The costs for development of new products and substantial enhancements to existing products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized.

  Foreign currency translation. Reporting currency of the Company is the U.S. dollars. The functional currency of the Company is the Chinese Renminbi (RMB). For those entities whose functional currency is other than the US dollars, all assets and liabilities are translated into U.S. dollars at the exchange rate on the balance sheet date; shareholders' equity is translated at historical rates and items in the statements of income and of cash flows are translated at the average rate for the period. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported in the statement of cash flows will not necessarily agree with changes in the corresponding balances in the balance sheet. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of shareholders' equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Recent Accounting Pronouncements

In June 2009, the FASB approved the "FASB Accounting Standards Codification" (the "Codification") as the single source of authoritative nongovernmental U.S. GAAP to be launched on July 1, 2009. The Codification does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the Codification will be considered non-authoritative. The Codification is effective for interim and annual periods ending after September 15, 2009.

In August 2009, the FASB issued the FASB Accounting Standards Update No. 2009-04 "Accounting for Redeemable Equity Instruments - Amendment to Section 480-10-S99" which represents an update to section 480-10-S99, distinguishing liabilities from equity, per EITF Topic D-98, Classification and Measurement of Redeemable Securities . The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows.

In August 2009, the FASB issued the FASB Accounting Standards Update No. 2009-05 "Fair Value Measurement and Disclosures Topic 820 – Measuring Liabilities at Fair Value," which provides amendments to subtopic 820-10, Fair Value Measurements and Disclosures – Overall, for the fair value measurement of liabilities. This update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: (1) a valuation technique that uses (a) the quoted price of the identical liability when traded as an asset or (b) quoted prices for similar liabilities or similar liabilities when traded as assets; (2) another valuation technique that is consistent with the principles of Topic 820, such as a present value technique, which is an income approach, or a technique that is based on the amount at the measurement date that the reporting entity would pay to transfer the identical liability or would receive to enter into the identical liability, which is a market approach. The amendments in this update clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. The amendments in this update also clarify that both a quoted price in an active market for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-08 "Earnings Per Share –Amendments to Section 260-10-S99", which represents technical corrections to topic 260-10-S99, Earnings per share, based on EITF Topic D-53, Computation of Earnings Per Share for a Period that includes a Redemption or an Induced Conversion of a Portion of a Class of Preferred Stock and EITF Topic D-42, The Effect of the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock . The Company does not expect the adoption of this update to have a material impact on its consolidated financial position, results of operations or cash flows.

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-09 "Accounting for Investments - Equity Method and Joint Ventures and Accounting for Equity-Based Payments to Non-Employees." This update represents a correction to Section 323-10-S99-4, Accounting by an Investor for Stock-Based Compensation Granted to Employees of an Equity Method Investee. Additionally, it adds observer comment Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees to the Codification. The Company does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

In September 2009, the FASB issued the FASB Accounting Standards Update No. 2009-12 "Fair Value Measurements and Disclosures Topic 820 – Investment in Certain Entities That Calculate Net Assets Value Per Share (or Its Equivalent)," which provides amendments to Subtopic 820-10, Fair Value Measurements and Disclosures-Overall, for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). The amendments in this update permit, as a practical expedient, a reporting entity to measure the fair value of an investment that is within the scope of the amendments in this update on the basis of the net asset value per share of the investment (or its equivalent) if the net asset value of the investment (or its equivalent) is calculated in a manner consistent with the measurement principles of Topic 946 as of the reporting entity's measurement date, including measurement of all or substantially all of the underlying investments of the investee in accordance with Topic 820. The amendments in this update also require disclosures by major category of investment about the attributes of investments within the scope of the amendments in this update, such as the nature of any restrictions on the investor's ability to redeem its investments at the measurement date, any unfunded commitments (for example, a contractual commitment by the investor to invest a specified amount of additional capital at a future date to fund investments that will be make by the investee), and the investment strategies of the investees. The major category of investment is required to be determined on the basis of the nature and risks of the investment in a manner consistent with the guidance for major security types in U.S. GAAP on investments in debt and equity securities in paragraph 320-10-50-1B. The disclosures are required for all investments within the scope of the amendments in this update regardless of whether the fair value of the investment is measured using the practical expedient. The Company does not expect the adoption to have a material impact on its consolidated financial position, results of operations or cash flows.

In October 2009, the Financial Accounting Standards Board issued an Accounting Standards Update ("ASU") regarding accounting for own-share lending arrangements in contemplation of convertible debt issuance or other financing. This ASU requires that at the date of issuance of the shares in a share-lending arrangement entered into in contemplation of a convertible debt offering or other financing, the shares issued shall be measured at fair value and be recognized as an issuance cost, with an offset to additional paid-in capital. Further, loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs, at which time the loaned shares would be included in the basic and diluted earnings-per-share calculation. This ASU is effective for fiscal years beginning on or after December 15, 2009, and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The Company is currently assessing the impact of this ASU on its consolidated financial statements.

In December 2009, FASB issued ASU No. 2009-16, Accounting for Transfers of Financial Assets. This Accounting Standards Update amends the FASB Accounting Standards Codification for the issuance of FASB Statement No. 166, Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140. The amendments in this Accounting Standards Update improve financial reporting by eliminating the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. Comparability and consistency in accounting for transferred financial assets will also be improved through clarifications of the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-01 Accounting for Distributions to Shareholders with Components of Stock and Cash. The amendments in this Update clarify that the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance that is reflected in EPS prospectively and is not a stock dividend for purposes of applying Topics 505 and 260 (Equity and Earnings Per Share). The amendments in this update are effective for interim and annual periods ending on or after December 15, 2009, and should be applied on a retrospective basis. The Company adopted this standard and has determined the standard does not have material effect on the Company's consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-02 regarding accounting and reporting for decreases in ownership of a subsidiary. Under this guidance, an entity is required to deconsolidate a subsidiary when the entity ceases to have a controlling financial interest in the subsidiary. Upon deconsolidation of a subsidiary, and entity recognizes a gain or loss on the transaction and measures any retained investment in the subsidiary at fair value. In contrast, an entity is required to account for a decrease in its ownership interest of a subsidiary that does not result in a change of control of the subsidiary as an equity transaction. This ASU clarifies the scope of the decrease in ownership provisions, and expands the disclosures about the deconsolidation of a subsidiary or de-recognition of a group of assets. This ASU is effective for beginning in the first interim or annual reporting period ending on or after December 31, 2009. The Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements In January 2010, FASB issued ASU No. 2010-02 – Accounting and Reporting for Decreases in Ownership of a Subsidiary – a Scope Clarification. The amendments in this Update affect accounting and reporting by an entity that experiences a decrease in ownership in a subsidiary that is a business or nonprofit activity. The amendments also affect accounting and reporting by an entity that exchanges a group of assets that constitutes a business or nonprofit activity for an equity interest in another entity. The amendments in this update are effective beginning in the period that an entity adopts SFAS No. 160, "Non-controlling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51." If an entity has previously adopted SFAS No. 160 as of the date the amendments in this update are included in the Accounting Standards Codification, the amendments in this update are effective beginning in the first interim or annual reporting period ending on or after December 15, 2009. The amendments in this update should be applied retrospectively to the first period that an entity adopted SFAS No. 160. The Company adopted this standard and has determined the standard does not have material effect on the Company's consolidated financial statements.

In January 2010, FASB issued ASU No. 2010-06 – Improving Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers. 2) Activity in Level 3 fair value measurements. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). This update provides amendments to Subtopic 820-10 that clarify existing disclosures as follows:

(1) Level of disaggregation: A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities.

(2) Disclosures about inputs and valuation techniques: A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements.

Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company is currently evaluating the impact of this ASU, however, the Company does not expect the adoption of this ASU to have a material impact on its consolidated financial statements.

In February 2010, the FASB issued Accounting Standards Update 2010-09, "Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements," or ASU 2010-09. ASU 2010-09 primarily rescinds the requirement that, for listed companies, financial statements clearly disclose the date through which subsequent events have been evaluated. Subsequent events must still be evaluated through the date of financial statement issuance, however, the disclosure requirement has been removed to avoid conflicts with other SEC guidelines. ASU 2010-09 was effective immediately upon issuance and was adopted in February 2010.

ITEM 3.   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not Applicable.

ITEMS 4 AND 4A(T). CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

We maintain disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) that are designed to ensure that information that would be required to be disclosed in Exchange Act reports is recorded, processed, summarized and reported within the time period specified in the SEC's rules and forms, and that such information is accumulated and communicated to our management, including to our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure.

As required by Rule 13a-15 under the Exchange Act, our management, including Mr. Chun Lu, our Chief Executive Officer and Mr. Yuhua Yang, our Chief Financial Officer, evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of March 31, 2010. Based on that evaluation, Messrs. Lu and Yang concluded that as of March 31, 2010, and as of the date that the evaluation of the effectiveness of our disclosure controls and procedures was completed, our disclosure controls and procedures were effective in accordance with Rule 13a-15(e).

Changes in Internal Control over Financial Reporting

During the fiscal quarter ended March 31, 2010, there were no changes in our internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II
OTHER INFORMATION

ITEM 1.   LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these, or other matters, may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

ITEM 1A.  RISK FACTORS

Not applicable.

ITEM 2.   UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

We have not sold any equity securities during the quarter ended March 31, 2010 which sale was not previously disclosed in a current report on Form 8-K filed during that period.

ITEM 3.   DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.   (REMOVED AND RESERVED)

ITEM 5.   OTHER INFORMATION

We have no information to include that was required to be but was not disclosed in a report on Form 8-K during the period covered by this Form 10-Q. There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors.

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